UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2009

DYAX CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Technology Square Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(617) 225-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On March 26, 2009, Dyax Corp. (the “Company”) announced that it received a complete response letter from the U.S. Food and Drug Administration (FDA) pertaining to the Company’s Biologic License Application (BLA) for DX-88 (ecallantide) for the treatment of acute attacks of hereditary angioedema (HAE).  The letter outlines requirements for approval of DX-88 in this indication.  Specifically, the FDA has requested submission of a Risk Evaluation and Mitigation Strategy (REMS) and additional information with respect to the chemistry, manufacturing and controls (CMC) section of the BLA.  The letter does not include requirements for any additional clinical trials for approval of DX-88.

Dyax intends to fully address the FDA’s requests in a timely manner.  Dyax previously submitted to the FDA a proposed Safe Use program, which Dyax will now be converting into a REMS as part of its response.  The CMC questions are primarily focused on analytical methodologies and specifications and validation activities in support of drug product filling and packaging.  Earlier this year, a pre-approval inspection of the manufacturing processes, sites and supporting quality systems was successfully completed.

Upon receipt of the Company’s response, the FDA will determine a revised review period based on guidelines defined in the Prescription Drug User Fee Act (PDUFA) and notify Dyax of when it expects to render a decision on the approvability of DX-88.

On March 30, 2009, Dyax announced that it eliminated 60 positions from various departments within the Company to focus its resources on the commercialization of its lead product candidate, DX-88.  The reduction in force will result in savings that will allow the Company to prepare for the commercial launch of DX-88 in the U.S., pending FDA approval.  In addition, the Company expects to reduce expenses during these difficult economic times by reassessing priorities within its internal pipeline of product candidates.  Dyax will remain appropriately staffed to advance the development of, and regulatory efforts behind, its DX-88 franchise and select pipeline compounds, as well as to support its Licensing and Funded Research Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Dated:	March 31, 2009	By:	/s/ Ivana Magovcevic-Liebisch
Ivana Magovcevic-Liebisch
Executive Vice President of Administration
and General Counsel